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Exhibit 10.1

WOOD PRODUCTS SUPPLY AGREEMENT

        WOOD PRODUCTS SUPPLY AGREEMENT, dated as of October 18, 1996 (the "Agreement"), between PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership ("Plum Creek"), and RIVERWOOD INTERNATIONAL CORPORATION, a Delaware corporation ("Riverwood").

RECITALS

        Plum Creek, Riverwood and New River Timber, LLC, a Delaware limited liability company and an affiliate of Riverwood ("New River"), are parties to the Asset Purchase Agreement dated as of August 6, 1996 (the "Asset Purchase Agreement").

        Pursuant to the Asset Purchase Agreement, Plum Creek is purchasing from Riverwood and New River certain assets of their line of business known as the "Wood Products Division" (the "Division"). The assets of the Division include a sawmill located in Huttig, Arkansas (the "Huttig Facility"), a sawmill and plywood plant in Joyce, Louisiana (the "Joyce Facility"), and an aggregate of approximately 538,000 fee and leasehold acres of timber property located in the States of Arkansas, Louisiana and Texas, including a nursery located in Texas, being more particularly described on the Description of the Owned Timberlands and the Description of the Timberland Leases attached hereto (collectively, the "Timberlands").

        The Division has been and is a significant source of wood fiber products for Riverwood, consisting of pine pulpwood ("Pine Pulpwood"), chips ("Chips") and hardwood pulpwood ("Hardwood Pulpwood," and together with Pine Pulpwood, "Pulpwood," and together with Pine Pulpwood and Chips, "Products"), all of which have been used in connection with the production of paper products by Riverwood at its West Monroe, Louisiana paper mill (the "West Monroe Facility"). Following the sale of the Division's assets, Riverwood will need a long-term, assured source of supply of the Products in order to meet its paper production requirements and the demands of its customers.

        This Agreement is an essential part of the transactions contemplated by the Asset Purchase Agreement. Without this Agreement, Riverwood, New River and Plum Creek would not have entered into the Asset Purchase Agreement. Capitalized and other terms defined in Section 8.1(c), or in the provisions hereof referenced therein, are used herein as defined therein.

        NOW, THEREFORE, in consideration of the mutual covenants described in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, Plum Creek and Riverwood agree as follows:

ARTICLE I

PURCHASE OF PRODUCTS

        Section 1.1    Purchase of Pine Pulpwood.    Plum Creek shall sell and Riverwood shall purchase each calendar year the quantity of Pine Pulpwood specified in Annex A. All Pine Pulpwood purchased pursuant to this Agreement shall satisfy the specifications for Pine Pulpwood set forth in Riverwood's Specification Nos. RI-3696 and RI-3697, copies of which are set forth in Annex B, as the same may be modified from time to time in accordance with Section 1.4 (as the same may be so modified, the "Pulpwood Quality Specifications"). For purposes of this Agreement, each cord of Pine Pulpwood shall weigh not less than five thousand two hundred (5,200) pounds.

        Section 1.2    Purchase of Wood Chips.    Plum Creek shall sell and Riverwood shall purchase each calendar year the quantity of Chips specified in Annex A. All Chips purchased pursuant to this Agreement shall satisfy the specifications for chips as set forth in Riverwood's Chip Specification No. RI-3695, a copy of which is set forth in Annex C, as the same may be modified from time to time in accordance with Section 1.4 (as the same may be so modified, the "Chip Quality Specifications," and together with the Pulpwood Quality Specifications, the "Product Specifications"). For the purposes of this Agreement, a ton shall weigh two thousand (2,000) pounds.

        Section 1.3    Purchase of Hardwood Pulpwood.    Plum Creek shall sell and Riverwood shall purchase each calendar year the quantity of Hardwood Pulpwood specified for such year in Annex A. Riverwood shall have an option to purchase in each calendar year any quantity of Hardwood Pulpwood produced by Plum Creek in excess of such quantity thereof so specified in Annex A. All Hardwood Pulpwood purchased pursuant to this Agreement shall satisfy the specifications for Hardwood Pulpwood set forth in the Pulpwood Quality Specifications. For the purposes of this Agreement, each cord of Hardwood Pulpwood shall weigh not less than five thousand seven hundred (5,700) pounds.

        Section 1.4    Modification of Specifications.    Riverwood may, from time to time, and upon at least ninety (90) days' prior written notice to Plum Creek, modify any of the Pulpwood Quality Specifications or Chip Quality Specifications that Riverwood applies to all of its Product suppliers to the West Monroe Facility or any other Facility (as defined below). Riverwood shall not discriminate against Plum Creek in modifying the Product Specifications. All Products sold by Plum Creek to Riverwood following such notice shall satisfy such modified Product Specifications. Notwithstanding anything herein to the contrary, if such modification would cause an effective decrease in Plum Creek's production of any Products, Plum Creek's obligations to provide such Products under Section 1.1, 1.2 or 1.3, as applicable, shall be reduced pro rata and Riverwood shall pay to Plum Creek an increase in Product price as a result of any increased costs in production or volume loss necessary to satisfy such modified Product Specifications until expiration of the current Price Period (as defined below). Thereafter, the determination of Product prices pursuant to Section 2.1 shall reflect such modified Product Specifications.

        Section 1.5    Variation of Quantities.    Plum Creek may not substitute any type of Product for any other type of Product without Riverwood's prior written consent (such consent not to be unreasonably withheld).

        Section 1.6    Annual Plan.    (a) The parties shall each use their respective best commercially reasonable efforts to agree upon and complete, not later than October 1 of each calendar year during the Term (as defined below), a written production and delivery plan with respect to the Products to be made available for purchase by Riverwood during the next calendar year as provided in Sections 1.1, 1.2 and 1.3 (the "Annual Plan"), including a schedule for delivery of Products to the West Monroe Facility or to other Facilities as designated by Riverwood. Such Annual Plan may reflect any substitution of Products upon which the parties shall have agreed as provided in Section 1.5.

        (b)  Following adoption of each Annual Plan, the parties shall each use their respective best commercially reasonable efforts to implement such Annual Plan in accordance with its terms. Products shall be delivered throughout the calendar year in accordance with the Annual Plan for such year, provided that during any one or more consecutive calendar quarters of any calendar year, Plum Creek may vary its deliveries, and Riverwood may vary its purchases, of Pine Pulpwood or Chips above or below the relevant Cumulative Quarterly Quantity (as defined below) therefor by up to five percent (5%) of the Yearly Quantity (as defined below) therefor, and of Hardwood Pulpwood above or below the relevant Cumulative Quarterly Quantity therefor by up to ten percent (10%) of the Yearly Quantity therefor, as long as delivery and purchase obligations are reconciled, and the Yearly Quantity of such Product shall have been delivered and purchased, by the end of each calendar year. Any other fluctuations in deliveries during any calendar quarter will be reconciled by the end of such quarter. The term "Yearly Quantity" means, for any calendar year, the annual quantity for the relevant Product to be purchased and sold hereunder during such year as specified in Annex A. The term "Cumulative Quarterly Quantity" means, for any one or more consecutive quarters in any calendar year, the Yearly Quantity for the relevant Product for such year, multiplied by the number of such quarters, and divided by four.

        (c)  A failure in good faith of the parties to agree on an Annual Plan shall not constitute a breach of this Agreement entitling a party to exercise its termination rights under Article VII or affect the parties' obligations to comply with all other terms and conditions of this Agreement.

        Section 1.7    Force Majeure; Non-Discrimination.    (a) For the purposes of this Agreement, (1) the term "Force Majeure" means any cause, condition or event beyond a party's reasonable control that delays or prevents such party's performance of its obligations hereunder, including war, acts of government, acts of public enemy, riots, civil strife, lightning, fires, explosions, storms, floods, power failures, other acts of God or nature, labor strikes, lockouts or other disputes, and other similar events or circumstances; provided, however, that adverse financial or market conditions shall not constitute Force Majeure, and (2) the term "Affected Party" means the party that becomes subject to Force Majeure, and (3) the term "Non-Affected Party" means the party that is not the Affected Party.

        (b)  Subject to the provisions of this Section 1.7, the Affected Party shall not be liable hereunder to the Non-Affected Party for a delay in or failure of performance by the Affected Party of its obligations hereunder that is caused by Force Majeure. If Force Majeure results in a reduction, but not a complete cessation, of the Affected Party's production or operations in connection with this Agreement, the Affected Party (i) shall use its best efforts to meet its obligations hereunder to the extent commercially reasonable (including, in the case of Plum Creek, substituting Pulpwood for Chips if Riverwood elects to accept such substitution in its reasonable discretion), (ii) shall treat the Non-Affected Party on a preferred basis as and to the extent provided in Section 1.7(c) with respect to its purchase or sale hereunder, as the case may be, of the respective quantities of Products set forth in Annex A under the heading "Preferred Quantity" (the "Preferred Quantities"), and (iii) otherwise shall treat the Non-Affected Party no less favorably than the Affected Party treats all of its other customers (if Plum Creek is the Affected Party) or suppliers (if Riverwood is the Affected Party) during the period of such reduced production or operations.

        (c)  If Riverwood becomes subject to Force Majeure, Plum Creek shall be the preferred supplier of Products in Preferred Quantities to Riverwood at the West Monroe Facility and the Other Facilities, and accordingly Riverwood shall not reduce its purchases of any Product from Plum Creek below the respective Preferred Quantity thereof unless Riverwood shall have previously suspended its purchases of such Product from all other suppliers to the West Monroe Facility and the Other Facilities. If Plum Creek becomes subject to Force Majeure, Riverwood shall be Plum Creek's preferred customer for Products in Preferred Quantities, and accordingly Plum Creek shall not reduce its sales of any Product to Riverwood below the respective Preferred Quantity thereof unless Plum Creek shall have previously suspended its sales of such Product to all other customers.

        (d)  The amount by which the quantity of any Product otherwise required to be purchased or sold hereunder shall be permitted to be reduced as a result of Force Majeure shall be prorated for the period during which such Force Majeure is in effect and continuing (such period, the "Force Majeure Period"), based on the respective Yearly Quantity for each calendar year in which such Force Majeure is in effect, prorated (if applicable) for the portion of such year constituting all or part of such Force Majeure Period. The Affected Party shall not be required to make up the volume not purchased or produced during the Force Majeure Period. The Affected Party shall be entitled to make up such volume to the extent of Product delivery or purchase variations otherwise permitted by Section 1.6(b), subject to Section 1.7(e).

        (e)  If the Affected Party reduces the volume of any Product to be purchased or sold due to Force Majeure (the amount of such reduction, the "Reduction Amount"), the Affected Party shall give written notice to the Non-Affected Party of such reduction and the effective date thereof. If such reduction continues in effect for a period of 60 days or more, the Non-Affected Party shall then have the right, in the case of Plum Creek, to sell all or part of the Reduction Amount of such Product not purchased by Riverwood to another buyer or buyers, and in the case of Riverwood, to purchase all or part of the Reduction Amount of such Product not sold by Plum Creek from another seller or sellers, subject to the following:

  (i)
  The Non-Affected Party shall not enter into any contract for any such sale or purchase for a term longer than one (1) year's duration.

  (ii)
  The Non-Affected Party shall give the Affected Party written notice of each such contract, including the volume sold or purchased thereunder and the term thereof.

  (iii)
  The annual volume commitment of the Non-Affected Party for such Product as specified in Section 1.1, 1.2 or 1.3 (as applicable) and Annex A shall be reduced by such volume sold or purchased under such contract for the duration thereof.

  (iv)
  The Affected Party may, at any time, increase the volume of such Product to be purchased or sold hereunder by all or part of the Reduction Amount, provided the amount of such increase shall not exceed an amount equal to the Reduction Amount minus the volume of such Product that the Non-Affected Party has already committed to sell or purchase to or from any third party as provided in and in compliance with this Section 1.7(e).

ARTICLE II

PRICE AND DELIVERY TERMS

        Section 2.1    Prices.    (a) The initial prices for the Products shall be as has been separately agreed between the parties. Such prices shall remain in effect until December 31, 1996. Beginning on January 1, 1997 and at the beginning of every calendar quarter thereafter (each such calendar quarter period, a "Price Period"), the prices to be paid for the Products to be delivered during such Price Period shall be adjusted in accordance with the provisions of this Section 2.1. Riverwood and Plum Creek shall negotiate in good faith to determine the prices for Products for the next Price Period prior to expiration of the current Price Period. If the parties cannot agree on such prices at least ten (10) days prior to expiration of the current Price Period, the parties shall submit the issue to arbitration as provided in Section 2.4.

        (b)  The price of each Product for any Price Period shall be equal to the then current fair market value of such Product in the Region (as defined below), including exports from the Region. The determination of fair market value for any Product shall take into account all relevant factors, including quality specifications, prices for such Product paid by Riverwood to other suppliers to the West Monroe Facility or the Other Facilities, prices for such Product obtained for sales by Plum Creek from the Region, published prices for such Product in the Region in any industry publications, and delivery costs. Volume may be considered as a factor in determining the fair market value of any Product but shall not be used to impute any price premium or discount. Notwithstanding the foregoing, the fair market value of Pine Pulpwood or Hardwood Pulpwood shall be calculated by determining the Stumpage Price (as defined below) of such Product and adding to such amount the amount of Delivery Cost (as defined below).

        (c)  The term "Region" means the region consisting of (1) the portion of Arkansas south of a line running due west to due east and intersecting the city of Little Rock, Arkansas, (2) Louisiana, (3) the portion of Mississippi south of Interstate 20, and (4) the portion of Texas east of a line running due north to due south and intersecting the town of Tyler, Texas. The term "Stumpage Price" means, for Pine Pulpwood or Hardwood Pulpwood, the fair market price paid "at the stump" for such Product in the Region. The term "Delivery Cost" means, for Pine Pulpwood or Hardwood Pulpwood, the fair market delivery cost for cutting such Product and hauling such Product a distance of twenty-five (25) miles in northern Louisiana; provided that for any Price Period ending on or prior to December 31, 1997, such fair market delivery cost shall be deemed to be an amount equal to the lesser of (i) the actual cost then being incurred by Plum Creek for cutting such Product and hauling such Product a distance of twenty-five (25) miles in northern Louisiana, excluding any cost attributable to silvicultural or forest management activities, including clearing brush, and (ii) the actual cost being incurred by Riverwood as of the date hereof for cutting such Product and hauling such Product a distance of twenty-five (25) miles in northern Louisiana, excluding any cost attributable to silvicultural or forest management activities, including clearing brush.

        (d)  A failure in good faith of the parties to agree on the prices to be paid for any Product shall not constitute a breach of this Agreement entitling a party to exercise its termination rights under Article VII or affect the parties' obligations to comply with all other terms and conditions of this Agreement.

        Section 2.2    Delivery Terms.    All Products covered by this Agreement shall be delivered to Riverwood F.O.B. to the West Monroe Facility or to Riverwood's Farmerville, Wild Spur or Martin chip mill facilities located in northern Louisiana (the "Other Facilities"), pursuant to the delivery requirements in the Annual Plan. In addition, Riverwood may, from time to time, acquire or construct one or more additional chip or paper mill facilities within ten (10) miles of the West Monroe Facility or any Other Facility, and Products shall be delivered to Riverwood F.O.B. to any such additional facility (such additional facilities, together with the West Monroe Facility and the Other Facilities, the "Facilities"). Riverwood may direct that Plum Creek deliver Products not in accordance with the Annual Plan or that Plum Creek deliver Products to other facilities owned by Riverwood or any affiliate of Riverwood, in addition to the Facilities, as long as (i) Riverwood gives Plum Creek at least thirty (30) days' prior written notice, and (ii) Riverwood pays Plum Creek for the increased costs of delivery (if any) resulting from such a redirection of Products. Risk of loss and title shall pass when Products are unloaded at the designated facility.

        Section 2.3    Payment.    Riverwood shall pay Plum Creek within twenty (20) days after Riverwood's receipt of each invoice for any Products delivered to Riverwood, based upon the volume of the Products delivered, as determined by the weight of such Products at the time of delivery. Such invoices shall not be delivered by Plum Creek to Riverwood more frequently than weekly.

        Section 2.4    Disputes.    (a) If Riverwood and Plum Creek do not agree on the prices for all Products for the next Price Period at least ten (10) days prior to the expiration of the current Price Period, the fair market price for any Product as to which the parties shall not have so agreed shall be determined by an arbitrator selected by the parties. If the parties fail to agree on the selection of an arbitrator by the end of the current Price Period, the parties shall each select an arbitrator within five (5) days thereafter and the two arbitrators shall select a third arbitrator within five (5) days of their selection. Any arbitrator shall be independent and shall have no affiliation with either party or any affiliate of either party. The arbitrators shall be experienced in the timber and paper industries, familiar with the factors taken into account in pricing wood fiber products in such industries, and otherwise qualified to make the pricing determinations required by this Section 2.4. If one of the parties does not select an arbitrator within five (5) days after the end of the current Price Period, the arbitrator chosen solely by the other party shall be responsible for determining the fair market price for any Product as to which the parties shall not have previously agreed.

        (b)  Each party shall each submit to the arbitrator or arbitrators and to the other party within ten (10) days of the date of selection of the arbitrator or arbitrators, as applicable, the last price proposal made to the other party prior to initiating the arbitration proceedings. Each party may submit information in support of its price proposal, consistent with the fair market value analysis described in Section 2.1. Within ten (10) days of the date the parties have submitted their price proposals, the arbitrator or arbitrators shall, with respect to each Product for which the price is in dispute, select either the proposed price submitted by Plum Creek or the proposed price submitted by Riverwood. The arbitrator or arbitrators, in making such decision, shall select the proposed price that most accurately reflects the fair market price for such Product, taking into account all of the factors set forth in Sections 2.1(b) and 2.1(c). If a party has failed to timely submit its price proposal for any Product, the arbitrator or arbitrators shall select the other party's price proposal for such Product. During the pendency of the arbitration proceedings, the price for any Product in dispute shall be the price for such Product that was in effect at the end of the Price Period in which the dispute arose. Once the price for such Product has been determined by such arbitration, such price shall be retroactive to the beginning of the Price Period for which such price is applicable. The arbitration decision shall be final, binding and conclusive upon both parties for such Price Period. The expenses of any arbitration hereunder shall be borne equally by the parties.

        Section 2.5    Testing and Verification; Non-Conforming Product.    (a) Riverwood shall be entitled to sample and test Products in accordance with the procedures described in Annex D, as such procedures may be modified or changed by Riverwood from time to time in accordance with this Section 2.5 (as so modified or changed, the "Test Procedures"). Riverwood may from time to time modify any of the Test Procedures as to any Product that Riverwood applies to all of its suppliers of such Product to the West Monroe Facility or any other Facility. Riverwood shall not discriminate against Plum Creek in modifying the Test Procedures. Plum Creek shall have the right to inspect at all reasonable times Riverwood's method of measurement of weight and quality specification compliance in order to verify accuracy in such measurements. Riverwood shall modify its measurement practices if Plum Creek reasonably demonstrates that existing practices have produced material errors in measurement. Riverwood shall pay any underpayments, and Plum Creek shall reimburse any overpayments, for discrepancy in Product measurements for the period of time for which the parties agree such procedural error is reasonably estimated to have occurred.

        (b)  If any shipment of any Product fails to satisfy the applicable Product Specifications, as determined by Riverwood pursuant to the Test Procedures, Riverwood shall have the right to reject such shipment. Riverwood shall notify Plum Creek of any such rejection as soon as is reasonably possible. If such rejected shipment is of Pulpwood, Riverwood shall have the options respecting non-conforming Pulpwood set forth in Annex E. If such rejected shipment is of Chips, Riverwood shall either return the rejected Product to Plum Creek at Plum Creek's expense or, in Riverwood's sole discretion, offer to accept such rejected Chips as wood fuel, provided Riverwood then has a need for wood fuel. If Plum Creek elects to sell the rejected product to Riverwood as wood fuel, Riverwood will pay to Plum Creek a reasonable price for such product, equal to the then-current average price paid for such wood fuel by Riverwood to unaffiliated third parties.

ARTICLE III

TERM

        Section 3.1    Initial Term.    This Agreement shall remain in full force and effect for twenty (20) years from the date hereof (the "Initial Term"), unless sooner terminated as provided in Section 7.1.

        Section 3.2    Extended Term.    Either party may, at its sole option, extend the Initial Term of this Agreement by written notice to the other party for a period of up to ten (10) additional years upon written notice to such other party delivered not later than twelve (12) months prior to the expiration of the Initial Term (the Initial Term, as the same may be extended pursuant to this Section 3.2, the "Term"). If both parties exercise such option, the Initial Term shall be extended by the longer of the two periods so elected.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 4.1    Warranty of Quality.    Plum Creek warrants and covenants that it will use its best commercially reasonable efforts to cause all Chips to meet the Chip Quality Specifications, and to cause all Pine Pulpwood and Hardwood Pulpwood to meet the Pulpwood Quality Specifications.

        Section 4.2    Ownership of Products.    (a) Plum Creek represents and warrants that it is, and at all times during the Term will be, the owner of all Products, and that it shall sell such Products to Riverwood free and clear of any and all Liens (as defined below). Plum Creek shall protect, indemnify, defend and hold harmless Riverwood against any Losses (as defined below) incurred or sustained by Riverwood arising out of or resulting from any Liens affecting any Products.

        (b)  The term "Liens" means any and all liens, charges, mortgages, deeds to secure debt, pledges, security interests, options, adverse claims or other encumbrances of any nature whatsoever. The term "Losses" means any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) including but not limited to out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in enforcing any of their respective rights hereunder.

        Section 4.3    Plum Creek Power and Authority; Enforceability.    Plum Creek represents and warrants that it is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite partnership authority to enter into this Agreement and to perform its obligations hereunder. Plum Creek represents and warrants that this Agreement has been duly authorized, executed and delivered by Plum Creek and constitutes the legal, valid and binding obligation of Plum Creek, enforceable against Plum Creek in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors' rights or remedies generally, and (ii) general principles of equity (whether considered at law or in equity).

        Section 4.4    Compliance with Laws; Maintenance of Timberlands.    (a) Plum Creek agrees that its performance of this Agreement shall comply in all material respects with applicable state and federal laws and regulations, including, but not limited to, all environmental laws and the Fair Labor Standards Act of 1938, as amended.

        (b)  Plum Creek agrees to cultivate, manage and maintain the Timberlands in accordance with the Sustainable Forestry Principles of the American Forest and Paper Association (the "AFPA"), as modified by the AFPA from time to time (and in the event that the AFPA at any time in the future ceases to exist or to establish such principles, then the principles of any successor entity performing a similar function shall apply) and with the Best Forestry Management Practices published by the Louisiana and Arkansas Forestry Associations, respectively, and in a manner which will enable it to perform all of its obligations hereunder.

        Section 4.5    Plum Creek as Independent Contractor.    No relationship of employer and employee, or master and servant, is intended to exist, nor shall any be construed to exist, between Riverwood and Plum Creek, or between Riverwood and any servant, agent, employee, subcontractor or supplier of or to Plum Creek. Each party hereto shall select and pay its own servants, agents, employees, subcontractors and suppliers, and neither such party nor any of its servants, agents, employees, subcontractors and suppliers shall be subject to any orders, supervision or control of the other party hereto. The parties acknowledge that this Agreement does not create a partnership, joint venture or any relationship other than a contract between independent parties.

        Section 4.6    Indemnity by Plum Creek.    Riverwood shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, the negligence, intentional misconduct or bad faith of Plum Creek, or of any servant, agent, employee, subcontractor or supplier of or to Plum Creek, in performing Plum Creek's obligations under this Agreement, or in the operation of the business of Plum Creek or any such servant, agent, employee, subcontractor or supplier in connection with this Agreement. Plum Creek shall protect, defend, indemnify and hold harmless each of Riverwood, its parents Riverwood Holding, Inc. and RIC Holding, Inc., and its subsidiaries and other affiliates, and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from any such negligence, intentional misconduct or bad faith of Plum Creek, or of any servant, agent, employee, subcontractor or supplier of or to Plum Creek, except solely to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, intentional misconduct or bad faith of any of Riverwood, its parents Riverwood Holding, Inc. and RIC Holding, Inc., and its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

        Section 4.7    Riverwood Power and Authority; Enforceability.    Riverwood represents and warrants that it is a corporation duly organized and validly existing under the laws of the State of Delaware, and that it has all requisite corporate authority to enter into this Agreement and to perform its obligations hereunder. Riverwood represents and warrants that this Agreement has been duly authorized, executed and delivered by Riverwood and constitutes the legal, valid and binding obligation of Riverwood, enforceable against Riverwood in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors' rights or remedies generally, and (ii) general principles of equity (whether considered at law or in equity).

        Section 4.8    Indemnity by Riverwood.    Plum Creek shall in no way be liable for any personal injuries (including death), property damage or other Losses caused by, resulting from, or attributable to, the negligence, intentional misconduct or bad faith of Riverwood, or of any servant, agent, employee, subcontractor or supplier of or to Riverwood, in performing Riverwood's obligations under this Agreement, or in the operation of the business of Riverwood or any such servant, agent, employee, subcontractor or supplier in connection with this Agreement. Riverwood shall protect, defend, indemnify and hold harmless each of Plum Creek, its general partner Plum Creek Management Company, L.P., and its subsidiaries and other affiliates, and each of its and their respective agents, officers, partners, directors, employees, successors and assigns, from and against any claim, demand, cause of action, lawsuit or other Loss arising out or resulting from any such negligence, intentional misconduct or bad faith of Riverwood, or of any servant, agent, employee, subcontractor or supplier of or to Riverwood, except solely to the extent such Loss is finally judicially determined to have arisen out of or resulted from the negligence, intentional misconduct or bad faith of any of Plum Creek, its general partner, and its subsidiaries and other affiliates, or any of its or their respective servants, agents, officers, partners, directors, employees, subcontractors or suppliers.

ARTICLE V

REMEDIES

        Section 5.1    Alternative Purchase or Sale Rights.    (a) In the event Plum Creek fails or is unable for any reason other than Force Majeure to deliver the quantities of any of the Products required by this Agreement, then, in addition to any other remedies available to Riverwood, Riverwood may purchase an equivalent quantity of such Products from any other source or sources, and Plum Creek shall reimburse Riverwood for the reasonable difference between Riverwood's costs in purchasing such

Products and the costs that Riverwood would have incurred had Plum Creek delivered such Products in accordance with this Agreement. Riverwood shall use its reasonable efforts to obtain the Products at reasonable prices and delivery costs and to mitigate its damages accordingly.

        (b)  In the event Riverwood fails or is unable for any reason other than Force Majeure to purchase the quantities of any of the Products required by this Agreement, then, in addition to any other remedies available to Plum Creek, Plum Creek may sell an equivalent quantity of such Products to any other buyer or buyers, and Riverwood shall reimburse Plum Creek for the reasonable difference between Plum Creek's price in selling such Products to such third party and the price that Plum Creek would have received had Riverwood purchased such Products in accordance with this Agreement. Plum Creek shall use its reasonable efforts to sell the Products at reasonable fair market prices and to mitigate its damages accordingly.

        Section 5.2    Equitable Relief.    Each party understands and acknowledges that monetary damages will not be a sufficient remedy for breach of this Agreement by such party, and that the other party shall be entitled to injunctive relief and for specific performance as remedies for any such breach. Such remedies shall not be deemed to be such other party's exclusive remedies for any such breach of this Agreement, but shall be in addition to any other remedies provided herein or available at law, in equity or otherwise.

        Section 5.3    Consent to Jurisdiction.    In connection with any proceeding initiated by either party under or with respect to this Agreement and the transactions contemplated hereby, each party hereby consents to the jurisdiction of any United States Federal Court sitting in the State of Louisiana having jurisdiction in the matter and to the jurisdiction of the Fourth Judicial District Court, Ouachita Parish, Louisiana. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefor it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of this waiver, (c) it makes this waiver voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.3.

        Section 5.4    Waiver of Consequential Damages.    Each party hereby waives any right to recover consequential, punitive, exemplary or similar damages in any arbitration, lawsuit, litigation or proceeding arising out or resulting from this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of arbitration, litigation or other proceeding, seek to enforce the foregoing waiver, (b) it understands and has considered the implications of this waiver, (c) it makes this waiver voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 5.4.

ARTICLE VI

RIGHT OF FIRST OFFER OR REFUSAL

        Section 6.1    Limits on Certain Transfers of Timberlands.    As indicated in the Recitals, Riverwood and New River have transferred and conveyed their right, title and interest in and to the Timberlands to Plum Creek. So long as this Agreement is in effect and subject to the terms and conditions hereof, Plum Creek agrees not to effect, cause or permit any Transfer (as defined below) to any other Person except in compliance with the terms of this Article VI. The term "Transfer" means any sale, lease, conveyance, exchange, grant of usufruct, disposition or other transfer, directly or indirectly (whether by agreement, operation of law, or otherwise), of all or any portion of the Timberlands or all or any portion of Plum Creek's interest in the Timberlands.

        Section 6.2    Limitation on Transfers for Three Years.    (a) During the period beginning on the date hereof and ending on the third anniversary of the date hereof (such three-year period, the "Initial Period"), Plum Creek agrees not to effect, cause or permit any Transfer to any other Person, except pursuant to Permitted Transfers (as defined below). The term "Permitted Transfer" means any Transfer (whether during the Initial Period or after the Initial Period):

  (i)
  that is a transfer to any one or more Persons, in one or a series of transactions, of up to an aggregate of fifty thousand (50,000) acres of the Timberlands on any terms and conditions (the "Initial 50,000 Acres");

  (ii)
  to any Person (other than a natural person) that is an affiliate of Plum Creek controlled by Plum Creek and that assumes all liabilities and obligations of Plum Creek under this Agreement in accordance with Section 8.2, provided that such Person shall not be a Specified Entity and at all times prior to the end of the Initial Period shall be and remain an affiliate of Plum Creek controlled by Plum Creek;

  (iii)
  to any Person that merges or consolidates with or into Plum Creek, or acquires all or substantially all of the assets of Plum Creek, and that assumes all liabilities and obligations of Plum Creek under this Agreement in accordance with Section 8.2;

  (iv)
  in connection with a land exchange, swap or similar arrangement involving Plum Creek's acquisition of replacement timbered property located in northern Louisiana or southern Arkansas ("Replacement Property"), provided that (1) Plum Creek shall have demonstrated to Riverwood's reasonable satisfaction that Plum Creek's obligations under this Agreement can be satisfied by use and exploitation of such Replacement Property, (2) such Replacement Property shall be and become subject to this Agreement, and Plum Creek's liabilities and obligations and Riverwood's rights hereunder, including under this Article VI, (3) such Replacement Property shall be made subject to the recorded memorandum described in Section 6.9, and (4) such Replacement Property shall be deemed to constitute a part of the Timberlands for purposes of this Article VI; or

  (v)
  consisting of operating leases for hunting or other recreational or other operational purposes entered into by Plum Creek, or stumpage sales made by Plum Creek, in each case in the ordinary course of business.

        (b)  Any Permitted Transfer of all or part of the Initial 50,000 Acres pursuant to and in compliance with Section 6.2(a)(i) (a "Permitted 50,000 Acre Transfer") shall be free of any right of Riverwood granted under this Agreement, subject to compliance with the provisions of Sections 6.2 and 6.10.

        (c)  Any Permitted Transfer to any affiliate of Plum Creek pursuant to and in compliance with Section 6.2(a)(ii) (a "Permitted Controlled Affiliate Transfer") shall be free of any right of first offer or refusal of Riverwood under this Article VI, but shall be subject to the provisions of Sections 6.2, 6.4, 6.9 and 8.2. Plum Creek agrees to cause such affiliate of Plum Creek to be and remain an affiliate of Plum Creek that is controlled by Plum Creek, at all times prior to the end of the Initial Period. If at any time after the end of the Initial Period, such Person is not, or will not be, an affiliate of Plum Creek that is controlled by Plum Creek, Plum Creek shall comply with the provisions of Section 6.4.

        (d)  Any Permitted Transfer pursuant to and in compliance with Section 6.2(a)(iii) shall be free of any right of first offer, purchase or first refusal of Riverwood under this Article VI, but shall be subject to the provisions of Section 6.2, 6.9 and 8.2.

        (e)  Any Permitted Transfer pursuant to and in compliance with Section 6.2(a)(iv) (a "Permitted Land Swap Transfer") shall be free of any right of Riverwood granted under this Agreement, subject to compliance with the provisions of Sections 6.2, 6.9 (with respect to the relevant Replacement Property) and 6.10.

        (f)    Except as provided in Sections 6.2(b), 6.2(c), 6.2(d) and 6.2(e), all Transfers shall be subject to Riverwood's rights under this Agreement, including Riverwood's rights of first offer, purchase or first refusal as and to the extent described in this Article VI, and shall be subject to the provisions of Section 6.9. Any purported Transfer that does not comply with all of the requirements of this Article VI shall be null and void and shall be of no force or effect.

        (g)  Any Person to which a Permitted Controlled Affiliate Transfer, or any Transfer pursuant to and in compliance with Section 6.2(a)(iii), is made, shall be entitled to effect any Permitted Transfer pursuant to and in compliance with Section 6.1(a)(i), subject to the requirement thereof that not more than an aggregate of the Initial 50,000 Acres shall be permitted to be transferred pursuant thereto. Any such Person, and any Person to which a Transfer referred to in Section 6.2(f) is made, shall be subject to and shall comply with the provisions of this Article VI to which Plum Creek is subject.

        Section 6.3    Transfers Subject to Right of First Offer.    (a) Subject to the terms and conditions of this Section 6.3, Riverwood shall have a right of first offer (the "First Offer Right") with respect to any proposed Transfer, other than (i) a Specified Transfer (as defined below) to which Section 6.5 applies and for which Plum Creek has given a Specified Transfer Notice (as defined below), (ii) a Permitted 50,000 Acre Transfer, (iii) a Permitted Land Swap Transfer, or (iv) a Permitted Controlled Affiliate Transfer.

        (b)  If, at any time following the expiration of the Initial Period during the Term, Plum Creek desires to effect, cause or permit a Transfer (other than a Specified Transfer to which Section 6.5 applies and for which Plum Creek has given a Specified Transfer Notice, a Permitted 50,000 Acre Transfer, a Permitted Land Swap Transfer, or a Permitted Controlled Affiliate Transfer), Plum Creek shall, prior to effecting, causing or permitting any such Transfer, give to Riverwood written notice of such desire (a "Transfer Notice"). Such Transfer Notice shall specify the acreage and interest proposed to be transferred (the "Notice Acreage"), and the proposed purchase price for the Notice Acreage (the "Notice Price"), which price shall be an all-cash price. Any purported Transfer Notice that does not comply with all of the requirements of this Article VI shall be null and void and shall be of no force or effect.

        (c)  Following receipt of such Transfer Notice, Riverwood may exercise its First Offer Right to purchase the Notice Acreage by giving written notice thereof (a "Notice of Election") to Plum Creek not later than the date that is thirty (30) days after the date on which Riverwood receives such Transfer Notice (such date of receipt, the "Notice Date").

        (d)  In the event that Riverwood does not give a Notice of Election to Plum Creek within the applicable period specified in Section 6.3(c), Plum Creek shall be free to effect a Transfer of all (but not less than all) of the Notice Acreage to one (but not more than one) Person in one (but not more than one) transaction, without further restriction under this Section 6.3 (but subject to Section 6.4 and

Section 6.9(b)), within one hundred eighty (180) days of the Notice Date, at a price that is not less than the Notice Price, and otherwise upon the terms specified in the Transfer Notice. If Plum Creek does not consummate any such Transfer within such time period or upon such terms, such Notice Acreage shall become and remain subject to all of the rights of Riverwood under this Article VI.

        Section 6.4    Indirect Transfers Subject to Right of Purchase.    (a) Subject to the terms and conditions of this Section 6.4, Riverwood shall have a right of purchase (the "Purchase Right") with respect to the Timberlands and any interest therein, in the event of any Transfer Event (as defined below). The term "Transfer Event" means any Transfer, transaction, occurrence or event pursuant to which any affiliate of Plum Creek that acquires Timberlands or any interest therein in a Permitted Controlled Affiliate Transfer shall no longer be an affiliate of Plum Creek controlled by Plum Creek (such Person, a "Former Affiliate").

        (b)  If, at any time following the expiration of the Initial Period during the Term, Plum Creek desires to effect, cause or permit a Transfer Event, or any other Transfer Event shall occur, Plum Creek shall, prior to effecting, causing or permitting any such Transfer Event, and concurrently with the occurrence of any other Transfer Event, give to Riverwood written notice of such desire or of such occurrence (a "Transfer Event Notice"). Such Transfer Event Notice shall provide reasonably detailed information concerning such Transfer Event, including its status and the identity of the Persons involved therein. Any purported Transfer Event Notice that does not comply with all of the requirements of this Article VI shall be null and void and shall be of no force or effect.

        (c)  Following receipt of such Transfer Event Notice, Riverwood may exercise its Purchase Right to purchase the Timberlands and interest therein held by the Former Affiliate (the "Subject Property"), for a price equal to the fair market value of such Subject Property, by giving written notice thereof (a "Transfer Event Notice of Election") to Plum Creek not later than the date that is thirty (30) days after the date on which such fair market value shall have been determined in accordance with Section 6.4(d).

        (d)  Within fifteen (15) days of the date on which Riverwood receives such Transfer Event Notice (such date of receipt, the "Transfer Event Notice Date"), Plum Creek shall choose a nationally recognized investment banking firm (the "Plum Creek Firm") and Riverwood shall choose a nationally recognized investment banking firm (the "Riverwood Firm"). Such firms shall jointly determine the method of evaluating the fair market value of the Subject Property, and such fair market value. If such firms are unable to agree on such method of evaluation or such fair market value, such firms shall jointly designate a third nationally recognized investment banking firm (the "Third Firm"), which shall determine the fair market value of the Subject Property, and such determination shall be final and binding on the parties. Any such fair market value determination, whether by the Plum Creek Firm and Riverwood Firm jointly or by the Third Firm, shall be on the basis of the most likely sales price for such Subject Property or similar property in an arms length transaction in the then current market, and shall take into account the form of conveyance and any Liens to which the Subject Property is then subject. Plum Creek shall bear the fees and expenses of the Plum Creek Firm, and Riverwood shall bear the fees and expenses of the Riverwood Firm. The fees and expenses of the Third Firm shall be borne equally by the parties.

        Section 6.5    Transfers Subject to Right of First Refusal.    (a) Subject to the terms and conditions of this Section 6.5, Riverwood shall have a right of first refusal (the "First Refusal Right") with respect to any proposed Transfer to any Specified Entity (as defined below), other than a Permitted 50,000 Acre Transfer. Riverwood shall have such First Refusal Right regardless of whether it has previously elected not to exercise any First Offer Right with respect to the acreage or interest proposed to be transferred pursuant to such Transfer.

        (b)  If, at any time following the expiration of the Initial Period during the Term, Plum Creek desires to effect, cause or permit a Transfer to a Specified Entity (a "Specified Transfer"), other than a

Permitted 50,000 Acre Transfer, Plum Creek shall, prior to effecting, causing or permitting any such Specified Transfer, give to Riverwood written notice of such desire (a "Specified Transfer Notice"). Plum Creek shall not give such Specified Transfer Notice, or effect, cause or permit any such Specified Transfer, unless and until it shall have received a bona fide, legally binding offer in writing from a Specified Entity with respect to a Transfer that includes all the material economic terms on which such Specified Transfer would occur (a "Transfer Offer"), which Plum Creek desires to accept and pursuant to which Plum Creek would effect, cause or permit such Specified Transfer. Such Specified Transfer Notice shall specify the acreage and interest proposed to be transferred (the "Specified Acreage"), the identity of the proposed transferee Specified Entity, the purchase price for the Specified Acreage (the "Specified Price"), and the terms for payment of such price, the date agreed on by Plum Creek and such proposed transferee for the closing of such Specified Transfer, and the other terms of the Transfer Offer. The Specified Transfer Notice shall be accompanied by a copy of any document evidencing the Transfer Offer and, if the terms of the proposed Specified Transfer have been reduced to a written contingent purchase agreement (a "Contract"), a copy of such Contract. Any purported Specified Transfer Notice that does not comply with all of the requirements of this Article VI shall be null and void and shall be of no force or effect.

        (c)  Following receipt of such Specified Transfer Notice, Riverwood may exercise its First Refusal Right to purchase the Specified Acreage by giving written notice thereof (a "Specified Notice of Election") to Plum Creek as follows:

  (i)
  If the Specified Price is an all-cash price, or other price acceptable to Riverwood, such Specified Notice of Election shall be given not later than the date that is thirty (30) days after the date on which Riverwood receives such Specified Transfer Notice (such date of receipt, the "Specified Notice Date").

  (ii)
  In the event that the Specified Price contains terms (including such terms as a "like-kind" exchange under Section 1031 of the Internal Revenue Code) that Riverwood in its reasonable judgment determines that it cannot meet, then Riverwood may, within five (5) days of the Specified Notice Date, propose a reasonable cash equivalent in lieu of such terms to Plum Creek, and if Plum Creek agrees with such proposal, such Specified Notice of Election shall be given not later than the date that is thirty (30) days after the date on which Plum Creek so notifies Riverwood in writing.

  (iii)
  If Plum Creek does not accept Riverwood's proposal, any dispute as to the amount of such reasonable cash equivalent shall be settled by arbitration in accordance with the provisions of Section 6.6, and such Specified Notice of Election shall be given not later than the date that is thirty (30) days after the date on which the parties shall have been notified in writing of the final arbitration determination of such cash equivalent.

        (d)  In the event that Riverwood does not give such Specified Notice of Election to Plum Creek within the applicable period specified in Section 6.5(c), Plum Creek shall be free to effect the Specified Transfer of all (but not less than all) the Specified Acreage, without further restriction under this Section 6.5 (but subject to Section 6.9), to the proposed transferee Specified Entity within one hundred twenty (120) days of the Specified Notice Date, at a price equal to the Specified Price, and otherwise upon the terms specified in the Specified Transfer Notice, any accompanying document evidencing the Transfer Offer, and any accompanying Contract. If Plum Creek does not consummate such Specified Transfer within such time period or upon such terms, such Specified Acreage shall again become and remain subject to all of the rights of Riverwood under this Article VI.

        (e)  The term "Specified Entity" shall mean any of (x) Georgia-Pacific Corporation, International Paper Company, Weyerhaeuser Company, Willamette Industries, Inc., Boise Cascade Corporation or Stone Container Corporation, (y) any other timber products company having an integrated paper division consisting in whole or in part of a paper plant within 100 miles of the West Monroe Facility, and having assets valued in excess of the Specified Amount (as defined below) at the time of the proposed Specified Transfer, or (z) any successor, subsidiary or affiliate of any Person specified in either of the foregoing clauses (x) and (y). The term "Specified Amount" shall mean an amount equal to $100,000,000, plus or minus, for each then elapsed year in the Term, $100,000,000 multiplied by the percentage increase or decrease in such year, if any, in the Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, All Items (1982-84=100), as published from time to time by the U.S. Department of Labor, Bureau of Labor Statistics. If the referenced index (1982-1984=100) of the CPI-U is revised, the base index will be converted to a new base reference index in accordance with the conversion table published by the Bureau of Labor Statistics.

        Section 6.6    Arbitration to Determine Cash Equivalent Price.    (a) Either party may initiate arbitration to determine the reasonable cash equivalent of the Specified Price (or portion thereof), if Riverwood has proposed a cash equivalent in accordance with Section 6.5(c), and Plum Creek has not accepted such proposal within ten (10) days after the Specified Notice Date. The party desiring to initiate such arbitration shall give notice to the other party of such desire (an "Arbitration Notice") within fifteen (15) days of such Specified Notice Date. Upon the giving of such Arbitration Notice, all other time periods specified in Sections 6.5 and 6.7 relating to a Specified Transfer shall be extended until the arbitration provided for in this Section 6.6 has been completed.

        (b)  The reasonable cash equivalent of the Specified Price (or portion thereof) shall be determined (i) by an arbitrator selected by the parties, or (ii) if the parties fail to agree on the selection of such arbitrator within five (5) days of date of delivery of the applicable Arbitration Notice, by a majority of a committee of three (3) arbitrators consisting of one arbitrator chosen by Plum Creek, one arbitrator chosen by Riverwood, and a third chosen by the first two arbitrators, or (iii) if either party fails to notify the other party of its choice of an arbitrator for such committee within ten (10) days of the date of delivery of the applicable Arbitration Notice, solely by the arbitrator so chosen by the other party.

        (c)  All arbitrators chosen hereunder shall have at least ten (10) years' experience in the timber and paper industries, and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association as then in effect. Such arbitration shall be held within the state of Louisiana at such location as the arbitrator or arbitrators shall determine. The final determination of the arbitrator or arbitrators shall be made within five (5) days after the appointment thereof, and shall be final and binding on the parties. The expenses of the arbitration shall be borne equally by the parties.

        Section 6.7    Closing Terms.    (a) If Riverwood provides a Specified Notice of Election to purchase any Specified Acreage pursuant to Section 6.5 and the related Specified Transfer Notice was accompanied by a definitive Contract that had been executed and delivered by Plum Creek and the applicable Specified Entity, Riverwood and Plum Creek shall close such purchase in substantial accordance with the material economic terms of such Contract, subject to Sections 6.5(c) and 6.6.

        (b)  If such Specified Transfer Notice was not so accompanied by such a definitive Contract, Riverwood and Plum Creek shall close such purchase of such Specified Acreage in substantial accordance with the material economic terms of the Transfer Offer, subject to Sections 6.5(c) and 6.6, and to the extent consistent therewith the following terms and conditions. The following terms and conditions shall also apply to the consummation of any purchase by Riverwood of any Notice Acreage pursuant to an exercise of any First Offer Right in respect thereof in accordance with Section 6.3, or of any Subject Property pursuant to an exercise of any Purchase Right in respect thereof in accordance with Section 6.4. Plum Creek shall, and cause any Former Affiliate to, comply with the following terms and conditions.

  (i)
  Riverwood shall pay one-half, and Plum Creek (or the Former Affiliate, as applicable) shall pay one-half, of all real estate and other similar transfer taxes on the deed or deeds given by Plum Creek (or the Former Affiliate, as applicable). Riverwood shall pay the costs of recording all documents to be recorded and all costs of examining and insuring title. Each party shall pay its own attorney's fees. There shall be a proration of any applicable ad valorem taxes. Each party shall pay all other expenses of the transaction incurred by it, including all brokers' commissions.

  (ii)
  Plum Creek (or the Former Affiliate, as applicable) shall convey the property to Riverwood by limited warranty deed, subject only to Permitted Exceptions (as defined below). In no event shall the property be subject to any deed to secure debt, or any mortgage, Lien or judgment, held by a person claiming by, through or under Plum Creek (or the Former Affiliate, as applicable). The obligation of Plum Creek (or the Former Affiliate, as applicable) to convey title to any property in accordance with this Section 6.7(b) shall not be affected by whether or not Riverwood examined title or gives any notice to Plum Creek with respect to title. If Riverwood notifies Plum Creek of the existence of any objections to Plum Creek's title other than the Permitted Exceptions, Plum Creek shall cause such objections to be cured prior to Closing (as defined below) or shall indemnify Riverwood against such items; provided, however, that Plum Creek's obligation to cure or indemnify hereunder shall be limited to the removal of any and all mortgages, deeds to secure debt and similar monetary Liens evidencing indebtedness of Plum Creek (or the Former Affiliate). Riverwood, at its expense, may obtain title insurance in connection with its purchase. The term "Permitted Exceptions" means (x) any and all Permitted Encumbrances (as defined in the Asset Purchase Agreement) in existence immediately prior to the consummation of the closing of the transactions provided for in the Asset Purchase Agreement on the date hereof, (y) liens and encumbrances incurred by Plum Creek (or the Former Affiliate, as applicable) in the ordinary course of its business consistent with Riverwood's current operation of the relevant property or with standard industry practice in the Region and (z) other liens and encumbrances that in the aggregate do not materially impair the use or value of the Notice Acreage, Subject Property or Specified Acreage, as applicable.

  (iii)
  Plum Creek shall make representations and warranties to Riverwood at the time of Riverwood's delivery of the Notice of Election, Transfer Event Notice of Election or Specified Notice of Election, as applicable, and at the time of Closing, that are similar in scope and duration to those given by Riverwood to Plum Creek pursuant to the Asset Purchase Agreement. Plum Creek shall make assignments to Riverwood at the time of Closing relating to the Notice Acreage, Subject Property or Specified Acreage, as applicable, that are similar in scope and effect to those given by Riverwood to Plum Creek pursuant to the Asset Purchase Agreement (including assignments of related contracts and insurance proceeds).

  (iv)
  The closing (the "Closing") of any transaction contemplated by this Section 6.7 shall be held on or before (x) in the case of a Specified Transfer, the latest of (1) the date specified for closing under the Contract, if any, (2) the date specified for closing in the Specified Notice of Transfer, or (3) the date that is one hundred twenty (120) days after Riverwood delivers its Specified Notice of Election, and (y) in the case of any other Transfer or Transfer Event, the date that is one hundred twenty (120) days after Riverwood delivers its Notice of Election or Transfer Event Notice of Election, as applicable. The exact time, place, and date of Closing will be selected by Riverwood at least ten (10) days prior to Closing. At Closing, Plum Creek (or the Former Affiliate, as applicable) shall execute and deliver to Riverwood one or more limited warranty deeds in proper form for recording, an affidavit that Plum Creek (or the Former Affiliate, as applicable) is not a foreign person as defined in and in compliance with Section 1445 of the Internal Revenue Code of 1986, satisfactory evidence of the power and authority of Plum Creek (or the Former Affiliate, as applicable) to perform hereunder, and a settlement statement. Subject only to the Permitted Exceptions, possession of the property shall be given to Riverwood at Closing.

        (c)  Any purchase of property by Riverwood pursuant to any right granted under this Article VI shall include all necessary or appropriate rights of access to such property.

        Section 6.8    Access.    From the Notice Date, the Transfer Event Notice Date or Specified Notice Date (as applicable) until the later of (x) the date that is thirty (30) days thereafter and (y) if a Notice of Election, a Transfer Event Notice of Election or Specified Notice of Election (as applicable) has been timely given, the date of the Closing pursuant to Section 6.7, Plum Creek and its affiliates shall allow the Buyer and its representatives reasonable access at reasonable times to all the employees, books, records, files, documents (including title commitments, title policies, and surveys), assets, properties, contracts and agreements of Plum Creek or any of its affiliates related to the Notice Acreage, the Subject Property or Specified Acreage (as applicable), as Riverwood may reasonably request, and shall furnish Riverwood and its representatives with such copies of such documents (at Riverwood's sole cost and expense), and such other information, concerning the Notice Acreage, the Subject Property or Specified Acreage (as applicable), as Riverwood may reasonably request; provided that (x) such access will not materially interfere with the operation of the Notice Acreage, the Subject Property or Specified Acreage (as applicable), and (y) Plum Creek shall not be obligated to obtain any information requiring the initiation or conduct of sampling or analysis of soils, groundwater or other environmental media at or from any of the Notice Acreage, the Subject Property or Specified Acreage (as applicable).

        Section 6.9    Memoranda of Rights; Transferees to Assume this Agreement.    (a) Plum Creek acknowledges and agrees that one or more memoranda of the rights of Riverwood granted in this Agreement, including the rights of Riverwood granted in this Article VI, in the customary forms used in the States of Louisiana and Arkansas, or consisting of this Agreement in recordable form, or both (and including a complete legal description of the Timberlands), may be placed of record in all jurisdictions where any portion of the Timberlands is located, and Plum Creek shall execute and record each such memorandum in all jurisdictions where any portion of the Timberlands is located prior to recording any mortgage, deed of trust or other document of any kind.

        (b)  Plum Creek further agrees to cause any transferee of all or any portion of the Timberlands or Plum Creek's interest therein, other than a transferee in a Permitted 50,000 Acre Transfer, to assume the liabilities and obligations of Plum Creek under this Agreement as they relate to the Timberlands or interest therein so transferred and to execute and record evidence of such assumption in the jurisdictions affected.

        (c)  This Agreement, Riverwood's rights hereunder (including under this Article VI) and Plum Creek's liabilities and obligations hereunder (including under this Article VI) shall be a covenant that runs with the land and shall bind all successors and assigns to or of the property comprising all or any portion of the Timberlands or any Replacement Property.

        Section 6.10    Releases of Rights.    (a) Riverwood shall provide a written release of its First Offer Right and First Refusal Right under this Article VI for any proposed Permitted 50,000 Acre Transfer within five (5) business days of the date on which Riverwood receives a written request by Plum Creek for such release, accompanied by a form of such release in form and substance reasonably acceptable to Plum Creek and Riverwood and in proper form for recording to Plum Creek, and by evidence reasonably satisfactory to Riverwood that such Transfer complies with the provisions of Sections 6.2(a) and 8.2. Such release shall also release any memoranda of the rights of Riverwood granted in this Agreement that shall have been recorded pursuant to Section 6.9 against the portion of the Initial 50,000 Acres that is the subject of such Permitted 50,000 Acre Transfer.

        (b)  Riverwood shall provide a written release of its First Offer Right and First Refusal Right under this Article VI for any Permitted Land Swap Transfer within ten (10) business days of the date on which Riverwood receives a written request by Plum Creek for such release, accompanied by a form of such release in form and substance reasonably acceptable to Plum Creek and Riverwood and in proper form for recording to Plum Creek, and by evidence reasonably satisfactory to Riverwood that such Transfer complies with the provisions of Sections 6.2(a) and 8.2 (including all agreements and instruments necessary or appropriate to comply with and carry out the requirements of the proviso to Section 6.2(a)(iv), in form and substance satisfactory to Riverwood in its reasonable judgment). Such release shall also release any memoranda of the rights of Riverwood granted in this Agreement that shall have been recorded pursuant to Section 6.9 against the portion of the Timberlands that is the subject of such Permitted Land Swap Transfer.

        (c)  All release requests pursuant to this Section 6.10 shall be made to Riverwood in accordance with Section 8.4. All such releases shall be sent by overnight mail to Plum Creek in accordance with Section 8.4. Plum Creek shall pay any recording charges for recording of any such releases but shall not be obligated to pay Riverwood any fees or other consideration for the releases.

ARTICLE VII

TERMINATION

        Section 7.1    Termination.    This Agreement may be terminated in the following manner:

          (a)  at any time by the mutual written agreement of the parties;

          (b)  at the expiration of the Term;

          (c)  by either party following a material breach by the defaulting party of any of its monetary obligations hereunder, written notice of such breach to the defaulting party, and the continued failure by the defaulting party to cure such breach in all material respects for a period of thirty (30) days, following which the nondefaulting party will have no further obligations hereunder;

          (d)  by either party at any time following a material breach by the defaulting party of any of its other obligations hereunder, written notice of such breach to the defaulting party, and the continued failure by the defaulting party to cure such breach in all material respects for a period of ninety (90) days, provided that if the breach is not reasonably susceptible of cure within ninety (90) days, such defaulting party shall have such additional time as is necessary as long as the defaulting party initiates cure within the ninety (90) day period and diligently pursues completion of the cure, following which the nondefaulting party shall have no further obligations hereunder.

Termination shall not relieve a defaulting party of any liability to the nondefaulting party for breach of its obligations hereunder. The provisions of Sections 4.2, 4.5, 4.6, 4.8, 5.3, 5.4 and 7.1 and Article VIII shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Definitions.    (a) The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. The word "party" or "parties" means a party or the parties to this Agreement, unless preceded by the word "third" or unless the context shall otherwise expressly require. All references herein to Articles, Sections, Annexes and Exhibits shall be deemed references to Articles and Sections of, and Annexes and Exhibits to, this Agreement unless the context shall otherwise require. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless already expressly followed by such phrase or the phrase "but not limited to." The definitions given for terms in this Section 8.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "Dollars," "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

        (b)  To the extent this Agreement describes property located in Louisiana, or rights therein, the terms "real property," "real estate" and words of similar import shall include immovable property; the term "personal property" and words of similar import shall include movable property; and the term "easements" and words of similar import shall include servitudes.

        (c)  Whenever used in this Agreement, the following terms shall have the respective meanings given to them below, and the terms listed in Annex F shall have the respective meanings given to them in the provisions hereof indicated in Annex F.

          "affiliate" of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the first Person. For purposes hereof, Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership, and Clayton, Dubilier & Rice, Inc., a Delaware corporation, each shall be deemed to be an affiliate of Riverwood. As used in this definition of the term "affiliate," and elsewhere herein with respect to any affiliate of any Person, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

          "Person" means any individual, sole proprietorship, trust, estate, executor, legal representative, unincorporated association, association, institution, corporation, company, partnership, limited liability company, limited liability partnership, joint venture, government (whether national, Federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

        Section 8.2    Assignment by Plum Creek.    Except as provided in this Section 8.2, this Agreement may not be assigned by Plum Creek in whole or in part. Notwithstanding the foregoing, at any time during the Term, Plum Creek may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Plum Creek or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Riverwood, to any Person (x) that is and at all times remains an affiliate of Plum Creek controlled by Plum Creek, or that merges or consolidates with or into Plum Creek, or that acquires all or substantially all of the assets of Plum Creek, and (y) that assumes all liabilities and obligations of Plum Creek under this Agreement pursuant to an instrument in form and substance reasonably satisfactory to Riverwood. Plum Creek shall cause any Person that merges or consolidates with or into Plum Creek, or that acquires all or substantially all of the assets of Plum Creek, so to assume all liabilities and obligations of Plum Creek under this Agreement. No such assignment or assumption pursuant to the two preceding sentences shall in any way affect the liabilities or obligations of Plum Creek under this Agreement, and in the event of any such assignment or assumption, Plum Creek shall remain fully liable for its liabilities and obligations under this Agreement. Any purported assignment or transfer of this Agreement in violation of this Section 8.2 shall be void and of no force or effect.

        Section 8.3    Assignment by Riverwood.    Except as provided in this Section 8.3, this Agreement may not be assigned by Riverwood in whole or in part. Notwithstanding the foregoing, at any time during the Term, Riverwood may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Riverwood or any affiliate thereof with such lender or lenders, or (b) upon prior written notice to Plum Creek, to any Person (x) that is and at all times remains an affiliate of Riverwood controlled by Riverwood, or that merges or consolidates with or into Riverwood, or that acquires all or substantially all of the assets of Riverwood or the West Monroe Facility, and (y) that assumes all liabilities and obligations of

Riverwood under this Agreement pursuant to an instrument in form and substance reasonably satisfactory to Plum Creek. Riverwood shall cause any Person that merges or consolidates with or into Riverwood, or that acquires all or substantially all of the assets of Riverwood or the West Monroe Facility, so to assume all liabilities and obligations of Riverwood under this Agreement. No such assignment or assumption pursuant to the two preceding sentences shall in any way affect the liabilities or obligations of Riverwood under this Agreement, and in the event of any such assignment or assumption, Riverwood shall remain fully liable for its liabilities and obligations under this Agreement. Any purported assignment or transfer of this Agreement in violation of this Section 8.3 shall be void and of no force or effect.

        Section 8.4    Notices.    All notices, requests, demands and other communications hereunder shall be in writing or by electronic means producing a written record (facsimile machine, telex, telecopier or telegraph), personally-delivered or mailed by registered or certified United States mail, return receipt requested, first-class postage prepaid, or by nationally-recognized overnight courier, effective upon delivery, or one (1) day after mailing if by overnight courier, or three (3) days after mailing if by United States mail, addressed as follows:

        If to Riverwood:    Riverwood International Corporation

        3350 Cumberland Circle, Suite 1400
        Atlanta, Georgia 30339
        Telecopy No. (770) 644-2923
        Attention: Mr. Frank McCauley

        with a copy to:    Riverwood International Corporation

        3350 Cumberland Circle, Suite 1400
        Atlanta, Georgia 30339
        Telecopy No. (770) 644-2929
        Attention: Bill H. Chastain, Esq.

        with a copy to:    Debevoise & Plimpton

        875 Third Avenue
        New York, New York 10022
        Telecopy No. (212) 909-6836
        Attention: David Brittenham, Esq.

        and prior to Closing provide a copy to:

        Riverwood International Corporation
        1000 Jonesboro Road
        West Monroe, Louisiana 71292
        Telecopy No. (318) 362-2272
        Attention: Mr. C. Steven Clark

        If to Plum Creek:    Plum Creek Timber Company, L.P.

        500-12th Avenue W.
        P.O. Box 1990
        Columbia Falls, Montana 59912
        Telecopy No. (406) 892-6177
        Attention: Charles Grenier/
        Lindsay Crawford

        with a copy to:    Plum Creek Timber Company, L.P.

        999 Third Avenue, Suite 2300
        Seattle, Washington 98104-4096
        Telecopy No. (206) 467-3799
        Attention: James A. Kraft, Esq.

        with a copy to:    Cairncross & Hempelmann, P.S.

        701 Fifth Avenue, Suite 7000
        Seattle, Washington 98104
        Telecopy No. (206) 587-2308
        Attention: Daniel C. Vaughn, Esq.

Any party may change its address or the addressee specified for notices by designating a new address or addressee by notice in accordance with this Section 8.4.

        Section 8.5    Amendment; Waiver.    No amendment, modification or discharge of Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

        Section 8.6    Entire Agreement.    This instrument, together with the Asset Purchase Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and there are no agreements, understandings, conditions, representations, or warranties not expressly set forth herein.

        Section 8.7    Sovereign Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without reference to the conflicts of laws or choice of law provisions thereof, except to the extent that the laws of the State of Arkansas or the State of Texas may govern the rights of the parties with respect to real estate located therein. Notwithstanding the foregoing, any arbitration pursuant to Section 2.4, 6.4(d) or 6.6 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and any determination in any such arbitration shall be an arbitration award enforceable in accordance with such Act.

        Section 8.8    Binding Agreement.    Subject to the limitations of Sections 8.2 and 8.3, this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, and to the benefit of each Person entitled to indemnification under Section 4.6 or 4.8.

        Section 8.9    Headings.    The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, are not a part of this Agreement, and shall not be deemed to affect the meaning or interpretation of this Agreement.

        Section 8.10    Counterparts; Recordation.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. For purposes of recording this Agreement in the counties and parishes where the Timberlands are located, (a) a complete copy of this Agreement and the Description of the Owned Timberlands and the Description of the Timberland Leases attached hereto will be recorded in Union Parish, Louisiana and (b) counterparts of this Agreement recorded in other counties and parishes may contain only Descriptions of the Owned Timberlands and Descriptions of the Timberland Leases located in said county or parish; provided that the foregoing shall not be construed to limit or otherwise affect the rights and obligations of the parties under Section 6.9.

        Section 8.11    Annexes and Exhibits.    All annexes and exhibits to this Agreement referenced herein are incorporated herein by reference.

        Section 8.12    Severability, etc.    (a) Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Section 8.12, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

        (b)  The parties acknowledge and agree that (i) the rights granted to Riverwood under Article VI are granted in connection with a contract that gives rise to obligations of continuous or periodic performance, and are granted only for so long a period as required for the performance of those obligations, and (ii) the ten year limitation provided for in Article 2628 of the Civil Code of the State of Louisiana shall not apply to the rights granted to Riverwood under Article VI.

        (c)  If, under applicable law at any time, any right granted to Riverwood under any provision of Article VI would (absent the provisions of this Section 8.12(c)) be void or unenforceable (under the so-called "Rule against Perpetuities" or any comparable rule of law, statute or constitutional provision) by reason of the fact that, under the other terms and conditions of this Agreement, such right will continue in effect beyond, or might be exercised at a time after the expiration of, a fixed period of years in excess of 21 years (or such other number of years as may be prescribed by such rule of law, statute or constitutional provision) after the date hereof, then, notwithstanding any other provision of this Agreement to the contrary, such right shall not continue in effect beyond, and may not be exercised at any time after, the earlier of (x) the date that is 21 years after the date of death of the last to survive of the descendants of Joseph P. Kennedy who are living on the date hereof and (y) such earlier date after which such right cannot in any lawful manner whatsoever be validly continued in effect or exercised. The foregoing provisions of this Section 8.12(c) relating to rights of Riverwood are not intended to extend the duration of any such right, but are intended to impose a limit on the duration thereof, or time within which any such right may be exercised, to the extent (and only to the extent) necessary to avoid such right being held void or unenforceable.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PLUM CREEK TIMBER COMPANY, L.P.
By:	Plum Creek Management Company, L.P., its General Partner
By:	/s/ JAMES A. KRAFT Name: James A. Kraft Title: Vice President, General Counsel and Secretary
By:	/s/ SHERI L. WARD Name: Sheri L. Ward Title: Assistant Secretary
RIVERWOOD INTERNATIONAL CORPORATION
By:	/s/ C.S. CLARK Name: C.S. Clark Title: Vice President and General Manager, Wood Products
By:	/s/ J.J. HEMRICK Name: J.J. Hemrick Title: Assistant Secretary

STATE OF NEW YORK

PARISH (COUNTY) OF NEW YORK

        On this 18 day of October, 1996, before me, the undersigned authority in and for the above stated jurisdiction, personally appeared James A. Kraft and Sheri L. Ward, the Vice President, General Counsel and Secretary and Assistant Secretary, respectively, of PLUM CREEK MANAGEMENT COMPANY, L.P., a Delaware limited partnership, which is the general partner of PLUM CREEK TIMBER COMPANY, L.P., a Delaware limited partnership, to me personally known, who, after being by me duly sworn, declared that he executed the above and foregoing instrument for and on behalf of PLUM CREEK MANAGEMENT COMPANY, L.P., as the general partner of PLUM CREEK TIMBER COMPANY, L.P., for the purposes, intents and consideration therein contained, as the free act and deed of each said limited partnership.

PLUM CREEK TIMBER COMPANY, L.P.

By:	Plum Creek Management Company, L.P., its General Partner Notary Public	/s/ MARIANNA M. ESPOSITO Notary Public
By:	/s/ JAMES A. KRAFT Vice President, General Counsel and Secretary	Marianna M. Esposito My Commission Expires: 9/30/98
By:	/s/ SHERI L. WARD Assistant Secretary

STATE OF LOUSIANA

PARISH (COUNTY) OF OUACHITA

        On this 18 day of October, 1996, before me, the undersigned authority in and for the above stated jurisdiction, personally appeared C.S. Clark and J.J. Hemrick, the Vice President and General Manager, Wood Products and Assistant Secretary, respectively, of RIVERWOOD INTERNATIONAL CORPORATION, a Delaware corporation, to me personally known, who, after being by me duly sworn, declared that he executed the above and foregoing instrument for and on behalf of RIVERWOOD INTERNATIONAL CORPORATION, for the purposes, intents and consideration therein contained, as the free act and deed of said corporation.

RIVERWOOD INTERNATIONAL CORPORATION
By:	/s/ C.S. CLARK Vice President and General Manager, Wood Products
By:	/s/ J.J. HEMRICK Assistant Secretary
By:	/s/ WAYNE HUFF Notary Public
Wayne Huff My Commission Expires: AT DEATH

Annex A

        This is Annex A to the Wood Products Supply Agreement, dated as of October 18, 1996 (the "Agreement"), between Plum Creek Timber Company, L.P. and Riverwood International Corporation. Capitalized terms used in this Annex A and not defined herein are used as defined in the Agreement.

Product Type	Quantity per Year	Preferred Quantity
Pine Pulpwood(1)	280,000 cords	200,000 cords
Chips(2)	300,000 tons	300,000 tons
Hardwood Pulpwood:(3)
1997 through 2000	67,000 cords(4)	67,000 cords(4)
2001 through 2005	20,000 cords(4)	20,000 cords(4)
2006 through 2016	15,000 cords(4)	15,000 cords(4)
2017 and thereafter (if Term extended under Section 3.2)	10,000 cords(4)	10,000 cords(4)

        Quantities of Pine Pulpwood and Chips for the portion of 1996 from the date of the Agreement through December 31, 1996 (such portion of 1996, the "Post-Closing 1996 Period") shall be equal to a prorated portion of the annual quantities set forth in the above table. Quantity of Hardwood Pulpwood for the Post-Closing 1996 Period shall equal a prorated portion of 67,000 cords. The prorated portion of any such quantity shall be calculated by (1) multiplying such quantity by the number of days from but not including the date of the Agreement to and including December 31, 1996 and (2) dividing the product thus obtained by 365.

(1)
Each cord of Pine Pulpwood to weigh not less than 5,200 pounds.

(2)
Each ton of Chips to weigh not less than 2,000 pounds.

(3)
Each cord of Hardwood Pulpwood to weigh not less than 5,700 pounds.

(4)
Or, if less, the amount of actual annual production from the Timberlands.

Annex B

PINE AND HARDWOOD PULPWOOD QUALITY SPECIFICATIONS

RIVERWOOD INTERNATIONAL CORPORATION
LONG PULPWOOD SPECIFICATIONS

DIAMETER	WEST MONROE	FARMERVILLE	WILD SPUR	MARTIN CHIPMILL
PINE
MINIMUM	3" O.B.	3" O.B.	N/A	3" O.B.
MAXIMUM	28" O.B.	28" O.B.	N/A	22" O.B.
HARDWOOD
MINIMUM	3" O.B.	3" O.B.	3" O.B.	3" O.B.
MAXIMUM	26" O.B.	26" O.B.	26" O.B.	22" O.B.
LENGTH—PINE & HARDWOOD
MINIMUM	12'	16'	16'	12'
MAXIMUM	55'	55'	55'	65'

CONDITION—APPLIES TO ALL DELIVERY POINTS

1.
UNACCEPTABLE—Wood which is unusable in our paper making process.

DISPOSITION
	TRUCK	RAIL
A) BURNED	REFUSED	N.A.
B) METAL	REFUSED	N.A.
C) SAWMILL CANTS/SLABS	REFUSED	N.A.
D) OVERSIZE	REFUSED	N.A.
2.
UNDESIRABLE—Wood which is usable in our paper making process but produces below standard products.

DISPOSITION
	TRUCK	RAIL
A) UNDERSIZE	PENALIZED	N.A.
B) ROTTEN	PENALIZED	N.A.
C) CROOKED	PENALIZED	N.A.
D) HOLLOW	PENALIZED	N.A.
E) POORLY TRIMMED	PENALIZED	N.A.
F) BROKEN	PENALIZED	N.A.
G) FORKED	PENALIZED	N.A.

SPECIES

  •
  CYPRESS AND CEDAR TO BE MIXED WITH PINE ONLY, NOT TO EXCEED 25% OF LOAD.

  •
  WOODS RUN HARDWOOD. HICKORY AND WILLOW NOT TO EXCEED 25% OF LOAD.

LOADING—APPLIES TO ALL DELIVERY POINTS

  •
  STEMS MUST BE LOADED BUTTS FORWARD. BUTTS INDEXED AT ALL LOCATIONS EXCEPT WEST MONROE.

  •
  SHORT PIECES MUST NOT BE PLACED END TO END WITHIN THE LOAD. THIS CREATES A SAFETY HAZARD DURING UNLOADING.

  •
  LOADS MUST NOT CONTAIN SOIL, LEAVES, VINES OR OTHER DEBRIS.

  •
  TRAILER COUPLING POLES MUST BE DESIGNED AND ARRANGED SO THAT CLEARANCE OF AT LEAST 10 INCHES EXISTS BETWEEN THE COUPLING POLE AND THE WOOD—RIVERWOOD INTERNATIONAL WILL NOT BE RESPONSIBLE FOR TRUCK DAMAGE CAUSED BY IMPROPER LOADING.

PINE AND HARDWOOD PULPWOOD QUALITY SPECIFICATIONS

RIVERWOOD INTERNATIONAL CORPORATION
SHORT PULPWOOD SPECIFICATIONS

DIAMETER	TRUCK	RAIL
PINE	3" O.B.	3" O.B.
MINIMUM	28" O.B.	28" O.B.
MAXIMUM
HARDWOOD	3" O.B.	3" O.B.
MINIMUM	26" O.B.	26" O.B.
MAXIMUM
LENGTH—PINE & HARDWOOD
MINIMUM	2'	4'
MAXIMUM	12'	5.5'

        CONDITION—APPLIES TO ALL DELIVERY POINTS

1.
UNACCEPTABLE—Wood which is unusable in our paper making process.

DISPOSITION
	TRUCK	RAIL
A) BURNED	REFUSED	REFUSED
B) METAL	REFUSED	REFUSED
C) SAWMILL CANTS/SLABS	REFUSED	REFUSED
D) OVERSIZE	REFUSED	PENALIZED

2.
UNDESIRABLE—Wood which is usable in our paper making process but produces below standard products.

DISPOSITION
	TRUCK	RAIL
A) UNDERSIZE	PENALIZED	PENALIZED
B) ROTTEN	PENALIZED	PENALIZED
C) CROOKED	PENALIZED	PENALIZED
D) HOLLOW	PENALIZED	PENALIZED
E) POORLY TRIMMED	PENALIZED	PENALIZED
F) BROKEN	PENALIZED	PENALIZED
G) FORKED	PENALIZED	PENALIZED

LOADING

  •
  LOADS MUST NOT CONTAIN SOIL, LEAVES, VINES OR OTHER DEBRIS.

  •
  WOOD MUST BE LOADED IN A NEAT AND SAFE MANNER—RIVERWOOD INTERNATIONAL WILL NOT BE RESPONSIBLE FOR TRUCK DAMAGE CAUSED BY IMPROPER LOADING.

SPECIES

  •
  CYPRESS AND CEDAR TO BE MIXED WITH PINE ONLY, NOT TO EXCEED 25% OF LOAD.

  •
  WOODS RUN HARDWOOD. HICKORY AND WILLOW NOT TO EXCEED 25% OF LOAD.

PINE AND HARDWOOD PULPWOOD QUALITY SPECIFICATIONS

DEFINITIONS/EXPLANATIONS

BROKEN:	Normally occurs when tops snap during felling, skidding and when using delimbing gates. Ends must be cut square to bole.
BURNED:	Charred wood; commonly found on skinned trees. Burned bark is acceptable.
CROOKED:	The amount of the crook or sweep is measured from the two straight line sides of the bole. It cannot exceed the maximum size limitations within a twelve foot section of the entire bole/stick.
FORKED:	Occurs when the bole divides into two or more new boles.
HOLLOW:	The diameter of the hollow or doty area may not exceed the sum of the two sides of solid wood.
METAL:	Wire, nails, chain, spikes, etc.
O.B.:	Outside bark.
OVERSIZE:	The maximum diameter outside bark—including knots, flutes, crook and sweep.
POORLY TRIMMED:	All limbs must be trimmed to within three inches of the bole.
ROTTEN:
Evidence of decay such as sawyer holes, discoloration, saw pull of fiber, wood snaps like a pencil. Loss of bark and blue stain are acceptable if no other defects are present. If the wood is not usable for lumber, veneer, ties, pallets, etc., it is not usable for pulp.
SAWMILL CANTS/SLABS:	Logs or boards partially sawed at a sawmill.
UNDERSIZE:	The minimum diameter measured outside bark.

Annex C

CHIP QUALITY SPECIFICATIONS

RIVERWOOD INTERNATIONAL CORPORATION

CHIP SPECIFICATIONS
(Percent by Weight)

	Pine Chips			D-Hardwood Chips			Semi-Chem Chips
Fraction
	Target	UCL	LCL	Target	UCL	LCL	Target	UCL	LCL
Oversize	1.5	5.4	0.0	1.6	5.8	0.0	2.0	7.8	0.0
Overthick	10.4	24.3	0.0	9.2	20.9	0.0	8.1	17.4	0.0
Pinchips	5.0	11.7	0.0	3.7	8.9	0.0	6.1	12.8	0.0
Fines	0.2	1.3	0.0	0.3	1.5	0.0	0.6	2.4	0.0
Bark	0.3	1.2	0.0	0.8	3.9	0.0	2.3	7.7	0.0
Density	20.1	25.3	14.9	21.5	25.5	17.4	21.0	25.6	16.5
Moisture	49.8	64.3	35.4	44.5	58.0	30.9	43.2	54.5	31.9

UCL = Upper Control Limit

LCL = Lower Control Limit

Definitions

Oversize	=	chips retained on a 45mm (1 3/4" nominal) round hole.
Overthick	=	chips over 8mm thick.
Pinchips	=	chips passing a 7mm (1/4" nominal) round hole, but not a 3mm (1/8" nominal) round hole.
Fines	=	chips passing a 3mm round hole.

In addition to the above requirements, chips shall be free of contamination such as dirt, plastic, metal, rocks, etc.

Annex D

SUBJECT:    CHIP SAMPLING PROCEDURES

1.0
PURPOSE:

This procedure gives instruction for sampling chips in the manner least likely to introduce error into the chip sample test results.

2.0
APPLICATION:

These methods of sampling are used by the Chip Analyst in his routine sampling of chips at the unloaders and at the West Monroe Woodmill. The samples are analyzed and the results reported for statistical process control.

3.0
ASSOCIATED MATERIALS:

Weekly/Monthly Pulpwood Chip Analysis Report (QB 1.7.3).

4.0
PROCEDURE:

Chips are sampled by the Chip Analyst normally Monday through Friday each week. The number of samples taken from each supplier per week is based upon the annual amount budgeted to be received from that supplier. These sample quotas are guidelines only and have flexibility so that unbudgeted chips are sampled as the need arises.

Chips sampled from truck vans are taken off the surface of a conveyor belt at the unloader except in the case of unloader No. 6 where the chips are sampled as they free-fall from the chip van. Care must be taken when sampling from the belt to make sure that the section of the belt is cleaned. On some occasions rail chips are sampled from the tops of the cars after digging down approximately one foot. This is done when the timing of unloading makes sampling them during unloading impractical.

The samples are collected into bags and tested the same day unless the samples are taken at night. In the case of sampling at night, the samples are tested the next day.

SUBJECT:    CHIP TESTING PROCEDURES

1.0
PURPOSE:

This procedure gives instruction on how to test the chip samples consistently that have been collected for statistical process control.

2.0
APPLICATION:

The Chip Analyst tests the chips for size, moisture, bark content and bulk density. These results are used for statistical process control to maintain and improve upon the quality of the chips.

3.0
DEFINITIONS:

1.
Oversize chips are those retained on a screen having round holes 45 millimeters in diameter.

2.
Overthick chips are those passing the oversize screen but are retained on a screen having bars 8 millimeters apart.

3.
Acceptable chips are those passing the overthick screen but are retained on a screen having round holes 7 millimeters in diameter.

4.
Pin chips are those passing the acceptable screen but are retained on a screen having round holes 3 millimeters in diameter.

  5.
  Fines are the particles passing the pin chips screen.

4.0
ASSOCIATED MATERIALS:

Weekly/Monthly Pulpwood Chip Analysis Report (QB 1.7.3).

5.0
PROCEDURE:

a.
Moisture Content

A small canister of chips from each sample is captured prior to any other testing. Each moisture sample is promptly capped and stored until 4:00 p.m. each day. The samples are then weighed, placed in the oven and heated overnight at 107 degrees Celsius. The samples are heated for 15 hours and cooled approximately 2 hours before weighing the dry weight. Green weights and dry weights are entered into the computer where moisture is calculated on the chip/fuel analysis spreadsheet.

b.
Bulk Density.

Bulk density is measured to give an indication of the amount of fiber content per unit volume of chips. It must be kept in mind however that moisture content greatly affects the bulk density readings. The resulting values may not be sufficient for stand alone information, but are good for the comparison of one chip type to another assuming the moisture contents are similar.

The Chip sample to be tested is first poured into a large graduated cylinder marked on the inside in 0.05 cubic foot increments. The cylinder is tilted in three directions to level the chips before reading the volume. The sample size, usually about 0.25 cubic feet, is recorded on the computer spreadsheet. The bulk density is calculated internally on the spreadsheet and reported in pounds per cubic foot.

c.
Bark Content

The sample is poured from the bulk density cylinder into a rectangular pan where bark is separated by hand and weighed on a digital balance to the nearest gram. The weight is entered on the computer. Bark content is calculated automatically when the remainder of the sample weight is entered from the Gradex results print-out.

d.
Chip Size Distribution

The remainder of the chip sample after bark has been removed is placed in the Gradex testing machine. The supplier identification number is entered on the machine and the sample is automatically tested. The Gradex produces a print-out of the test results after about ten minutes of testing. Those test results are entered on the computer spreadsheet and the percentages are recalculated taking the weight of the bark into account. In this fashion all the fractions, oversize, overthick, pin chips, fines, bark and accepts, add up to 100%. At the end of the day the spreadsheet is saved on diskette. The following day (on Monday for Friday's data) the dry moisture sample weight is added to complete the spreadsheet. Each day of analyses is saved in a separate file. The file is named by the letter "D" plus the six digit date.

At the beginning of each week the Quality Assurance/Semi-Chem Procurement Supervisor uses the data from the analyses of the previous week to generate the Weekly Pulpwood Chip Analysis Report. The weekly reports are combined to produce a monthly report.

SUBJECT:    NONCONFORMING CHIPS

1.0
PURPOSE:

This procedure gives instruction for what to do when chips do not meet specifications as outlined in QB 1.15.

2.0
APPLICATION:

This procedure applies to the Chip Analyst, the Quality Assurance/Semi-Chem Procurement Supervisor and the Chip Procurement Superintendent. The procedure regards the results of the chip analysis.

3.0
PROCEDURE:

When a chip sample has any fraction that is outside the control limits of the specifications, the Chip Analyst will notify one of the procurement superintendents or the Quality Assurance Supervisor. That person will in turn notify the supplier immediately. The supplier must be requalified before chips can be received from him again. Requalification involves the following steps:

        IX  If more chips from the supplier are already en route they will be sampled and tested before unloading. Two consecutive loads must meet specifications for a supplier to become requalified.

        X    In cases where it may be the following day or later before more chips are received from that supplier, the supplier must notify Wood Procurement before shipping any more chips. In this case the supplier can be requalified by testing at the site of manufacture with the mobile chip lab or by sending loads to the mill that will be tested before unloading as mentioned above. When requalifying through tests run by the mobile chip lab, three consecutive samples must meet specifications for a supplier to become requalified.

        XI  The results of nonconforming samples must be recorded along with corrective action on a Report of Nonconforming Chip Quality (QB 1.7.6). Data from samples which are rejected are not stored with the chip quality data since those samples did not enter the system. However, the sample results are recorded on the above mentioned form.

Annex E

RIVERWOOD INTERNATIONAL CORPORATION	Effective
PULPWOOD DEDUCT CODES AND PENALTIES	2/21/94
		PIECES ALLOWED		PENALTY PER STICK OF WOOD
CONDITION				TRUCK LONGWOOD	TRUCK SHORTWOOD	RAIL SHORTWOOD
	CODE	TRUCK	RAIL
BURNED	NONE	0	0	REFUSED	REFUSED	REFUSED
METAL	NONE	0	0	REFUSED	REFUSED	REFUSED
SAWMILL CANTS	NONE	0	0	REFUSED	REFUSED	REFUSED
OVERSIZED	9	0	0	REFUSED	REFUSED	$50.00
UNDERSIZED	1	5	15	$1.00	$1.00	$1.00
ROTTEN	2	0	0	$4.00	$2.00	$2.00
HOLLOW	4	3	10	$3.00	$2.00	$2.00
POORLY TRIMMED	5	0	0	$2.00	$1.00	$1.00
BROKEN	6	3	10	$1.00	$1.00	$1.00
FORKED	7	0	0	$2.00	$1.00	$1.00

Oversize code is used only at West Monroe when scaling Railwood.

Annex F

Definitions

        This is Annex F to the Wood Products Supply Agreement, dated as of October 18, 1996 (the "Agreement"), between Plum Creek Timber Company, L.P. and Riverwood International Corporation. Whenever used in the Agreement, the following terms shall have the respective meanings given to them in the provisions thereof indicated below:

        "AFPA" shall have the meaning provided in Section 4.4(b).

        "Affected Party" shall have the meaning provided in Section 1.7(a).

        "Agreement" shall have the meaning provided in the first paragraph of the Agreement.

        "Annual Plan" shall have the meaning provided in Section 1.6(a).

        "Arbitration Notice" shall have the meaning provided in Section 6.6(a).

        "Asset Purchase Agreement" shall have the meaning provided in the Recitals to the Agreement.

        "Chip Quality Specifications" shall have the meaning provided in Section 1.2.

        "Chips" shall have the meaning provided in the Recitals to the Agreement.

        "Closing" shall have the meaning provided in Section 6.7(b).

        "Contract" shall have the meaning provided in Section 6.5(b).

        "Cumulative Quarterly Quantity" shall have the meaning provided in Section 1.6(b).

        "Delivery Cost" shall have the meaning provided in Section 2.1(c).

        "Division" shall have the meaning provided in the Recitals to the Agreement.

        "Facilities" shall have the meaning provided in Section 2.2.

        "First Offer Right" shall have the meaning provided in Section 6.3(a).

        "First Refusal Right" shall have the meaning provided in Section 6.5(a).

        "Force Majeure" shall have the meaning provided in Section 1.7(a).

        "Force Majeure Period" shall have the meaning provided in Section 1.7(d).

        "Former Affiliate" shall have the meaning provided in Section 6.4(a).

        "Hardwood Pulpwood" shall have the meaning provided in the Recitals to the Agreement.

        "Huttig Facility" shall have the meaning provided in the Recitals to the Agreement.

        "Initial 50,000 Acres" shall have the meaning provided in Section 6.2(a).

        "Initial Period" shall have the meaning provided in Section 6.2(a).

        "Initial Term" shall have the meaning provided in Section 3.1.

        "Joyce Facility" shall have the meaning provided in the Recitals to the Agreement.

        "Liens" shall have the meaning provided in Section 4.2(b).

        "Losses" shall have the meaning provided in Section 4.2(b).

        "New River" shall have the meaning provided in the Recitals to the Agreement.

        "Non-Affected Party" shall have the meaning provided in Section 1.7(a).

        "Notice Acreage" shall have the meaning provided in Section 6.3(b).

        "Notice Date" shall have the meaning provided in Section 6.3(c).

        "Notice of Election" shall have the meaning provided in Section 6.3(c).

        "Notice Price" shall have the meaning provided in Section 6.3(b).

        "Other Facilities" shall have the meaning provided in Section 2.2.

        "Permitted Controlled Affiliate Transfer" shall have the meaning provided in Section 6.2(c).

        "Permitted Exceptions" shall have the meaning provided in Section 6.7(b).

        "Permitted 50,000 Acre Transfer" shall have the meaning provided in Section 6.2(b).

        "Permitted Transfer" shall have the meaning provided in Section 6.2(a).

        "Pine Pulpwood" shall have the meaning provided in the Recitals to the Agreement.

        "Plum Creek" shall have the meaning provided in paragraph one to the Agreement.

        "Plum Creek Firm" shall have the meaning provided in Section 6.4(d).

        "Preferred Quantities" shall have the meaning provided in Section 1.7(b).

        "Price Period" shall have the meaning provided in Section 2.1(a).

        "Product Specifications" shall have the meaning provided in Section 1.2.

        "Products" shall have the meaning provided in the Recitals to the Agreement.

        "Pulpwood" shall have the meaning provided in the Recitals to the Agreement.

        "Pulpwood Quality Specifications" shall have the meaning provided in Section 1.1.

        "Purchase Right" shall have the meaning provided in Section 6.4(a).

        "Reduction Amount" shall have the meaning provided in Section 1.7(e).

        "Replacement Property" shall have the meaning provided in Section 6.2(a).

        "Region" shall have the meaning provided in Section 2.1(c).

        "Riverwood" shall have the meaning provided in paragraph one of the Agreement.

        "Riverwood Firm" shall have the meaning provided in Section 6.4(d).

        "Specified Acreage" shall have the meaning provided in Section 6.5(b).

        "Specified Amount" shall have the meaning provided in Section 6.5(e).

        "Specified Entity" shall have the meaning provided in Section 6.5(e).

        "Specified Notice Date" shall have the meaning provided in Section 6.5(c).

        "Specified Notice of Election" shall have the meaning provided in Section 6.5(c).

        "Specified Price" shall have the meaning provided in Section 6.5(b).

        "Specified Transfer" shall have the meaning provided in Section 6.5(b).

        "Specified Transfer Notice" shall have the meaning provided in Section 6.5(b).

        "Stumpage Price" shall have the meaning provided in Section 2.1(c).

        "Subject Property" shall have the meaning provided in Section 6.4(c).

        "Term" shall have the meaning provided in Section 3.2.

        "Test Procedures" shall have the meaning provided in Section 2.5(a).

        "Third Firm" shall have the meaning provided inS Section 6.4(d).

        "Timberlands" shall have the meaning provided in the Recitals to the Agreement.

        "Transfer" shall have the meaning provided in Section 6.1.

        "Transfer Event" shall have the meaning provided in Section 6.4(a).

        "Transfer Event Notice" shall have the meaning provided in Section 6.4(b).

        "Transfer Event Notice Date" shall have the meaning provided in Section 6.4(d).

        "Transfer Event Notice of Election" shall have the meaning provided in Section 6.4(c).

        "Transfer Notice" shall have the meaning provided in Section 6.3(b).

        "Transfer Offer" shall have the meaning provided in Section 6.5(b).

        "West Monroe Facility" shall have the meaning provided in the Recitals to the Agreement.

        "Yearly Quantity" shall have the meaning provided in Section 1.6(b).

QuickLinks

WOOD PRODUCTS SUPPLY AGREEMENT
ARTICLE I PURCHASE OF PRODUCTS
ARTICLE II PRICE AND DELIVERY TERMS
ARTICLE III TERM
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE V REMEDIES
ARTICLE VI RIGHT OF FIRST OFFER OR REFUSAL
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS
PINE AND HARDWOOD PULPWOOD QUALITY SPECIFICATIONS RIVERWOOD INTERNATIONAL CORPORATION LONG PULPWOOD SPECIFICATIONS
PINE AND HARDWOOD PULPWOOD QUALITY SPECIFICATIONS RIVERWOOD INTERNATIONAL CORPORATION SHORT PULPWOOD SPECIFICATIONS
PINE AND HARDWOOD PULPWOOD QUALITY SPECIFICATIONS DEFINITIONS/EXPLANATIONS
CHIP QUALITY SPECIFICATIONS RIVERWOOD INTERNATIONAL CORPORATION CHIP SPECIFICATIONS (Percent by Weight)
Definitions